UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED
IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.___)

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☐ Soliciting Material Under Rule 14a-12

INSIGNIA SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

AIR T, INC.
GROVELAND CAPITAL LLC
NICHOLAS J. SWENSON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Leading Independent Proxy Advisor ISS Recommends Insignia Systems, Inc. Shareholders
Vote FOR “Item #6, Approval of Voting Rights” Proposed by Air T, Inc.

Shareholders are reminded to vote the BLUE proxy card before Friday, July 20, 2018 at 9:00 a.m. CT

Minneapolis and Denver, NC – July 5, 2018 – Air T, Inc. (NASDAQ: AIRT), a company with a portfolio of powerful businesses and financial assets that include overnight air cargo operations, ground support equipment manufacturing and local maintenance services, and commercial aircraft asset management and logistics, today commented on the recommendation by leading independent proxy advisor Institutional Shareholder Services (“ISS”) that Insignia Systems, Inc. (NASDAQ: ISIG) shareholders vote FOR “Item #6, Approval of Voting Rights” proposed by Air T. Shareholders are reminded to vote the BLUE proxy card before Insignia’s annual meeting Friday, July 20, 2018 at 9:00 a.m. CT.

Air T, Inc. plus funds affiliated with Air T, Inc. together own approximately 32% of the Insignia’s outstanding shares.

In its report, ISS concluded that:1

●	A vote FOR this proposal [Item #6] is warranted, as the concerns relating to the resulting concentration of voting power are not specific enough to overcome the “one share, one vote” principle.

Welcoming ISS’ favorable recommendation, Air T Chairman and CEO, Nick Swenson, commented, “The support of our proposal -- ‘Item #6, Approval of Voting Rights’ -- by the proxy advisor ISS comes at an important time for Insignia Systems, as it works to revitalize the direction and expertise of its board to better support value creation strategies on which we can all agree. Since 2014, we have been investors in Insignia. We are supportive of their company’s leadership and remain confident in its long-term potential.”

Shareholders are reminded that every vote counts. We urge you to vote using the BLUE CARD sent to you by Air T, Inc. and to vote FOR proposal “Item #6, Approval of Voting Rights.” If you have any questions or require any assistance with providing your proxy or any other matters, please contact Alliance Advisors, our proxy advisor, at 833-795-8496.

Air T, Inc., Groveland Capital LLC and Nicholas J. Swenson (collectively, the "Air T Group") filed a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the "SEC") to solicit votes at the 2018 annual meeting of shareholders of Insignia Systems, Inc. As of May 21, 2018, the record date for Insignia's annual meeting, the Air T Group beneficially owned, in the aggregate, 3,850,282 shares of Insignia, representing approximately 32.2% of the outstanding shares of Common Stock as of such date.

PARTICIPANTS IN PROXY SOLICITATION
Air T, Inc., Groveland Capital LLC and Nicholas J. Swenson are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Air T Group's proxy statement and other materials filed with the SEC. SHAREHOLDERS OF INSIGNIA SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING, AIR T GROUP AND AIR T GROUP'S SOLICITATION OF PROXIES. THESE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

ABOUT AIR T, INC.

Established in 1980, Air T Inc. is a holding company with a portfolio of powerful businesses and financial assets. Our four core segments are: (1) overnight air cargo, (2) aviation ground support equipment manufacturing, (3) aviation ground support maintenance services, and (4) commercial jet engines and parts. The Company's ownership interests consist of a broad set of operating and financial assets that are designed to expand, strengthen and diversify Air T’s cash earnings power. Our goal is to build on Air T’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the Air T family. For more information, visit www.airt.net.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company’s customers, the Company’s ability to recover on its investments, including its investments in Delphax and other recently acquired companies, the timing and amounts of future orders under the Company’s Global Ground Support subsidiary’s contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

1ISS permission was neither sought nor obtained for use of quotes.

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CONTACT

Media

Anthony Giombetti

818-821-7530

anthony@giombettipr.com